As filed with the Securities and Exchange Commission on October 3, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 _________________

SONIC AUTOMOTIVE, INC.
(Exact name of registrant as specified in its charter)
  _________________

Delaware	56-2010790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4401 Colwick Road Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)
_________________

Sonic Automotive, Inc. 2012 Formula Restricted Stock and Deferral Plan for Non-Employee Directors
(Full title of the plan)
_________________

Stephen K. Coss
Senior Vice President and General Counsel
Sonic Automotive, Inc.
4401 Colwick Road
Charlotte, North Carolina 28211
(Name and address of agent for service)
_________________

(704) 566-2400
(Telephone number, including area code, of agent for service)
_________________

Copies to:

D. Ryan Hart, Esq.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
(704) 331-1000
 _________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Sonic Automotive, Inc. (the “Registrant”) is filing this registration statement on Form S-8 to register an additional 100,000 shares of its Class A Common Stock, par value $0.01 per share, for issuance under the Sonic Automotive, Inc. 2012 Formula Restricted Stock and Deferral Plan for Non-Employee Directors, amended and restated effective as of May 15, 2023 (formerly known as the Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors). The securities registered hereby are of the same class and relate to the same employee benefit plan as those securities registered on the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission on April 19, 2012 (Registration No. 333-180815) and April 27, 2017 (Registration No. 333-217504) (together, the “Prior Registration Statements”). Accordingly, pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference herein the contents of the Prior Registration Statements and hereby deems such contents to be a part hereof, except as otherwise updated or modified hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.    Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), the Registrant’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”) and the General Corporation Law of the State of Delaware (the “DGCL”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is subject to, and is qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. The Amended and Restated Bylaws provide that the Registrant will indemnify and advance expenses to its directors and officers to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for unlawful payment of dividends or purchase or redemption of shares; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation. The Amended and Restated Certificate of Incorporation contains a provision limiting the personal liability of the Registrant’s directors and officers to the fullest extent permitted by law.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. The Registrant maintains directors’ and officers’ liability insurance for its directors and officers, as permitted in the Amended and Restated Bylaws.

Item 8.    Exhibits.

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of Sonic Automotive, Inc., dated August 7, 1997 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 001-13395)).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sonic Automotive, Inc., dated June 16, 1999 (incorporated by reference to Exhibit 3.3 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (File No. 001-13395)).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sonic Automotive, Inc., dated April 18, 2017 (incorporated by reference to Exhibit 3.4 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (File No. 001-13395)).

4.4
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sonic Automotive, Inc., dated May 3, 2021 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 filed June 8, 2021 (File No. 333-256891)).

4.5
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sonic Automotive, Inc., dated May 16, 2023 (incorporated by reference to Exhibit 3.6 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (File No. 001-13395)).

4.6
Amended and Restated Bylaws of Sonic Automotive, Inc., dated February 10, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed February 12, 2021 (File No. 001-13395)).

4.7	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A filed October 17, 1997 (File No. 333-33295)).
5.1*	Opinion of Moore & Van Allen PLLC.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).
99.1
Sonic Automotive, Inc. 2012 Formula Restricted Stock and Deferral Plan for Non-Employee Directors, amended and restated effective as of May 15, 2023 (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed April 3, 2023 (File No. 001-13395)).

107.1*	Calculation of Filing Fee Tables.

*    Filed herewith.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 3rd day of October, 2023.

SONIC AUTOMOTIVE, INC.

By:    /s/ Heath R. Byrd
Heath R. Byrd
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 3rd day of October, 2023:

Signature	Title
/s/ David Bruton Smith David Bruton Smith	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ Jeff Dyke Jeff Dyke	President and Director
/s/ Heath R. Byrd Heath R. Byrd	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ William I. Belk William I. Belk	Director
/s/ William R. Brooks William R. Brooks	Director
/s/ Michael Hodge Michael Hodge	Director
/s/ Keri A. Kaiser Keri A. Kaiser	Director
/s/ B. Scott Smith B. Scott Smith	Director
/s/ Marcus G. Smith Marcus G. Smith	Director
/s/ Eugene Taylor R. Eugene Taylor	Director